PEOPLE'S LIBERATION, INC.


                                                FILED PURSUANT TO RULE 424(B)(3)
                                                    REGISTRATION NO. 333-130930



                           PROSPECTUS SUPPLEMENT NO. 4
                      (TO PROSPECTUS DATED APRIL 20, 2006)


         Our common stock is currently quoted on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "PPLB." On January 18, 2007, the last reported sale price of our common stock on the OTCBB was $0.80 per share.

         This is a prospectus supplement to our prospectus dated April 20, 2006 relating to the resale from time to time by selling shareholders of up 37,211,324 shares of our Common Stock.

         This prospectus supplement should be read in conjunction with the prospectus and any prior prospectus supplements, and this prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus or any prior prospectus supplement.

                    -----------------------------------------


         On December 29, 2006, SAM Venture Partners, a selling shareholder listed in the prospectus, transferred an aggregate of 265,957 shares of our common stock to Stubbs Alderton & Markiles, LLP, V. Joseph Stubbs, Scott Alderton, Murray Markiles, Jonathan Hodes, John McIlvery, Greg Akselrud and
Scott Galer (the "Transferees"). The table below reports the common stock beneficially owned by the Transferees as of the date of this prospectus supplement. The information appearing under the heading "Principal and Selling Shareholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

                                                NUMBER OF SHARES                            NUMBER OF SHARES
                                               BENEFICIALLY OWNED                          BENEFICIALLY OWNED
                                               PRIOR TO OFFERING                             AFTER OFFERING
                                           ---------------------------     NUMBER OF     ------------------------
NAME OF BENEFICIAL OWNER                                   PERCENTAGE        SHARES                   PERCENTAGE
------------------------                                    OF SHARES        BEING                     OF SHARES
                                              NUMBER       OUTSTANDING      OFFERED       NUMBER      OUTSTANDING
                                           -----------    ------------    -----------    --------    ------------
OTHER SELLING SHAREHOLDERS:
SAM Venture Partners...................              --       --                    --        --              --
Stubbs Alderton & Markiles, LLP (1)....           2,658        *                 2,658         0               0
V. Joseph Stubbs ......................          55,548        *                55,548         0               0
Scott Alderton ........................          55,548        *                55,548         0               0
Murray Markiles .......................          55,548        *                55,548         0               0
Jonathan Hodes  .......................          29,843        *                29,843         0               0
John McIlvery .........................          29,843        *                29,843         0               0
Greg Akselrud .........................          18,223        *                18,223         0               0
Scott Galer ...........................          18,746        *                18,746         0               0

(1) Consists of 2,658 shares of common stock. Scott Alderton is the managing partner of Stubbs Alderton & Markiles, LLP and in such capacity may be deemed to exercise voting and investment authority over the shares held by this selling stockholder.

                    -----------------------------------------


           The date of this prospectus supplement is January 19, 2007